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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:

   MoliChem Announces the Initiation of Phase II for Evaluation of Moli1901 in
                          Cystic Fibrosis Participants


CHAPEL HILL, N.C., May 29, 2002. MoliChem Medicines Inc. (OTC Bulletin Board:
MLCM) announced today the initiation of Phase II with its lead product candidate, Moli1901, in cystic fibrosis (CF) patients. CF is a genetic disease characterized in the lung, by abnormal chloride and water transport from the pulmonary lining cells into the lumen. This anomaly causes the chronic formation of tenacious mucus, leading to infection and a vicious cycle of inflammatory lung damage that debilitates and leads patients to their premature demise. Moli1901 may normalize the mucus composition in the lung by activating an alternative chloride and water channel that is present in the lung lining cells of CF patients.

The first Phase II study will explore the pulmonary delivery and deposition of Moli1901 into the lungs of CF patients by inhalation. It will also address the possible action of Moli1901 on mucociliary clearance or the ability of the mucus flow to remove infectious agents and inflammatory particles from their lungs. This study will be conducted at John Hopkins Children's Hospital, Baltimore, MD. After an initial examination of the feasibility of the selected methodology, a follow- on study will assess the duration of action in the lungs of CF patients. Additional studies to characterize the residence time of the drug in the CF lung and its potential effect upon treatment efficacy and safety are planned for the summer and fall. According to Ronald E. Keeney, MD, chief medical officer of MoliChem, "It is very exciting to contemplate the potential benefits to CF patients of an alternate mechanism to stimulate the normal flow of chloride and water into their airways, especially since the potential for repairing the basic genetic defect still seems to be years, if not decades, in the future."


About MoliChem

MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem's lead product candidate, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis. The company also has two free radical scavengers in pre-clinical development, including Moli56A and Moli56B, which are being evaluated as therapy to prevent toxic injuries to major organ systems. Additionally, MoliChem has a platform for discovery of stable polypeptides with a lead compound that has demonstrated activity against multiple drug resistant tuberculosis strains.

This press release might contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem's expectations and projections. Risks and uncertainties include success of clinical trials for MoliChem's product candidates, intellectual property risks, need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, and the ability of the competition to render MoliChem's product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties, and other factors can be found in MoliChem's filings with the Securities and Exchange Commission. MoliChem assumes no

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obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.


For Further Information Contact:
Gilles Cloutier Ph.D., Chief Business Officer, 919.960.0217
EMAIL:  Gilles@molichem.com